EXHIBIT 10.1
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                               AGENCY AGREEMENT

         This Agency Agreement (the "Agreement") is made as of this 10th day of March, 2005, by and between GSNW, LLC, a Delaware limited liability company, with a principal place of business at 40 Broad Street, Boston, MA 02109 (the "Agent") and Friedman's, Inc., a Delaware corporation, on behalf of itself and its affiliated debtors and debtors-in-possession (collectively, the "Merchant") each with a principal place of business at 171 Crossroads Parkway, Savannah, Georgia 31422.

                                   RECITALS

         WHEREAS, Merchant desires that Agent act as Merchant's exclusive agent for the purpose of (a) selling all of the Merchandise (as hereinafter defined) located in one hundred and sixty four (164) retail store locations set forth on Exhibit 1 attached hereto (each a "Store", and collectively, the "Stores"), and (b) to the extent elected by Merchant pursuant to Section 16 hereof, dispose of Merchant's owned FF&E located at the Stores. The group 1 stores (the "Group 1 Stores") represent those stores in markets that will be closed in their entirety, and the group 2 stores (the "Group 2 Stores") represent those stores in continuing markets.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agent and Merchant hereby agree as follows:

         Section 1. Defined Terms. The terms set forth below are defined in the Sections referenced of this Agreement:

Defined Term                                    Section Reference
------------                                    -----------------

Agency Account                                  Section 7.2(a)
Agency Documents                                Section 12.1(b)
Agent                                           Preamble
Agent's Base Fee                                Section 3.2
Agent Claim                                     Section 13.5
Agent's Fee                                     Section 3.1(b)
Agent Letter of Credit                          Section 3.3(b)
Agent's Incentive Fee                           Section 3.2
Agent Indemnified Parties                       Section 14.1
Aggregate Cost Value of                         Section 3.2
  Remaining Merchandise
Agreed Expenses                                 Section 3.1(c)
Approval Order                                  Section 2
Augmented Merchandise                           Section 17(a)
Benefits Cap                                    Section 4.1(A)(1)
Central Expenses                                Section 3.1(B)(i)
Cost File                                       Section 5.2
Cost Value                                      Section 5.2
Defective Merchandise                           Section 5.1(b)
Designated Merchant Accounts                    Section 7.2(b)
Estimated Guarantee Amount                      Section 3.3(a)
Events of Default                               Section 15
Excluded Benefits                               Section 4.1(B)(ii)
Expenses                                        Section 4.1
Expense Budget                                  Section 4.3
Expense Cap                                     Section 3.1(c)
Expense L/C                                     Section 4.2(b)
FF&E                                            Section 5.1(b)
FF&E Agent                                      Section 16
Final Reconciliation                            Section 3.6(b)
Gross Rings                                     Section 3.5
Group 1 Stores                                  Recitals
Group 2 Stores                                  Recitals
Guaranteed Amount                               Section 3.1(a)
Guaranteed Amount Deposit                       Section 3.3(a)
Guaranty Percentage                             Section 3.1(a)
Inventory Completion Date                       Section 3.4
Inventory Date                                  Section 3.4
Inventory Report                                Section 3.3(a)
Inventory Taking                                Section 3.4
Inventory Taking Instructions                   Section 3.4
Inventory Taking Service                        Section 3.4
Inventory Threshold                             Section 3.1(c)
Lender Agent                                    Section 3.3(b)
Memo Merchandise                                Section 5.1(b)
Merchandise                                     Section 5.1(a)
Merchant                                        Preamble
Merchant Account Usage Period                   Section 7.2(a)
Occupancy Expenses                              Section 4.1(B)(iii)
Payment Date                                    Section 3.3(a)
Proceeds                                        Section 7.1
Recovery Amount                                 Section 3.1(b)
Remaining Merchandise                           Section 3.2
Retained Employee                               Section 10.1
Retention Bonus                                 Section 10.4
Sale                                            Recitals
Sale Commencement Date                          Section 6.1
Sale Guidelines                                 Section 2
Sale Term                                       Section 6.1
Sale Termination Date                           Section 6.1
Sales Taxes                                     Section 9.3
Sharing Threshold                               Section 3.1(b)
Stores                                          Recitals
Supplies                                        Section 9.4
Transfer Goods                                  Section 5.1(b)
WARN Act                                        Section 10.1

     Section 2. Appointment of Agent. Merchant hereby irrevocably appoints Agent, and Agent hereby agrees to serve, as Merchant's exclusive agent for the limited purpose of conducting the Sale and to the extent designated by Merchant, disposing of Merchant's owned FF&E, in accordance with the terms and conditions of this Agreement. Merchant's and Agent's obligations hereunder are subject to approval of the Bankruptcy Court and shall be of no force and effect in the event that it is not so approved. As soon as practicable after Merchant's execution of this Agreement, Merchant shall apply to the Bankruptcy Court for an order approving this Agreement in its entirety in form and substance satisfactory to Agent (the "Approval Order"). The Approval Order shall provide, among other things, that: (i) this Agreement is in the best interests of Merchant, Merchant's estate, creditors and other parties in interest; (ii) this Agreement (and each of the transactions contemplated hereby) is approved in its entirety; (iii) Merchant and Agent shall be authorized to take any and all actions as may be necessary or desirable to implement this Agreement and each of the transactions contemplated hereby;
(iv) Agent shall be authorized to sell all Merchandise and Merchant's owned FF&E hereunder free and clear of all liens, claims or encumbrances thereon;
(v) any presently existing liens encumbering all or any portion of the Merchandise or the Proceeds attaching only to the Guaranteed Amount, the Recovery Amount, if any, and amounts reimbursed to Merchant on account of Expenses; (vi) Agent shall have the right to use the Stores and all related Store services, furniture, fixtures, equipment and other assets of Merchant as designated hereunder for the purpose of conducting the Sale, free of any interference from any entity or person; (vii) Agent, as agent for Merchant, is authorized to conduct, advertise, post signs, hang interior, and with respect to non-enclosed malls, exterior, banners, and otherwise promote the Sale as a "store closing" or similar type sale without further consent of any person, other than Merchant, which consent shall not be unreasonably withheld, in a manner consistent with the sale guidelines for Group 1 Stores and the sale guidelines for Group 2 Stores, attached hereto as Exhibit 2 (the "Sale Guidelines"), (viii) Agent shall be granted a limited license and right to use until the Sale Termination Date the trade names, logos and customer lists relating to and used in connection with the operation of the Stores, solely for the purpose of advertising the Sale in accordance with the terms of the Agreement; (ix) each and every federal, state or local agency, department or governmental authority with regulatory authority over the Sale and all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding and to allow Merchant and Agent to consummate the transactions provided for in this Agreement, including, without limitation, the conducting and advertising of the Sale in the manner contemplated by this Agreement, and no further approval, license or permit of any governmental authority shall be required; (x) all utilities, landlords, creditors and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct of the Sale, institute any action in any court (other than in the Bankruptcy Court) or before any administrative body which in any way directly or indirectly interferes with or obstructs or impedes the conduct of the Sale; (xi) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Agreement; (xii) Agent shall not be liable for any claims against the Merchant other than as expressly provided for in this Agreement, and Agent shall have no successorship liabilities whatsoever; (xiii) sales of Merchandise shall be protected by Section 363(m) of the Bankruptcy Code in the event that the Approval Order is reversed or modified on appeal; and (xiv) any amounts owed by the Merchant to Agent under this Agreement shall be granted the status of superpriority claims in Merchant's Chapter 11 Case pursuant to section 364(a) of the Bankruptcy Code and secured by valid and perfected first-priority security interests in the Merchandise and the Proceeds granted pursuant to section 364(d) of the Bankruptcy Code junior only to an amount equal to the unpaid portion of the Guaranteed Amount (without the necessity of filing financing statements to perfect the security interests).

     Section 3. Guaranteed Amount and Other Payments.

         3.1    Payments to Merchant.

                (a) As a guaranty of Agent's performance hereunder, Agent guarantees to Merchant that the Proceeds of the Sale shall equal or exceed 41% (the "Guaranty Percentage") of the aggregate Cost Value (as defined below) of the Merchandise as determined under Sections 3.4 and 3.5 hereof (the "Guaranteed Amount") plus an amount sufficient to pay all Expenses.

                (b) To the extent that Proceeds exceed the sum of (x) the Guaranteed Amount, (y) the Agreed Expenses of the Sale (as defined below) and
(z) two percent (2%) of the aggregate Cost Value of the Merchandise (the "Agent's Base Fee") (the sum of (x), (y) and (z), the "Sharing Threshold"), then all remaining Proceeds of the Sale above the Sharing Threshold shall be shared sixty percent (60%) to Merchant and forty percent (40%) to Agent. All amounts, if any, to be received by Merchant from Agent in excess of the Sharing Threshold shall be referred to as the "Recovery Amount". Agent shall pay to Merchant the Guaranteed Amount, unreimbursed Expenses due to Merchant, and the Recovery Amount, if any, in the manner and at the times specified in Sections 3.3 and 3.4 below. The Guaranteed Amount and the Recovery Amount will be calculated based upon the aggregate Cost Value of the Merchandise as determined by (A) the Final Inventory Report (as defined below), (B) the aggregate amount of Gross Rings (as adjusted for shrinkage per this Agreement), and (C) with respect to the Recovery Amount, the Agreed Expenses of the Sale.

                (c) Subject to the Expense Cap adjustment set forth in Exhibit 3.1(d), the "Expense Cap" shall mean 45% of the aggregate Cost Value of the Merchandise. The Expense Cap and the Guaranty Percentage have been calculated and agreed upon based upon the aggregate Cost Value of the Merchandise not being less than $32,500,000 (the "Inventory Threshold"). To the extent that the aggregate Cost Value of the Merchandise is greater than or less than the Inventory Threshold the Expense Cap and the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(d) hereto, as and where applicable. The "Agreed Expenses" shall mean the lower of the aggregate amount of actual Expenses of the Sale and the Expense Cap.

         3.2 Payments to Agent. As its compensation for services rendered to Merchant, after sufficient Proceeds have been generated to pay the Guaranteed Amount and all Expenses, which do not exceed the Expense Cap, Agent shall be entitled to receive such excess Proceeds up to amount of the Agent's Base Fee. In addition, if sufficient Proceeds are generated from the Sale, Agent shall be entitled to receive 40% of any Proceeds remaining after payment of the Guaranteed Amount, all Expenses which do not exceed the Expense Cap, and the Agent's Base Fee ("Agent's Incentive Fee"). Subject to Merchant's rights with respect to the Recovery Amount, all Merchandise remaining, if any, at the Sale Termination Date (the "Remaining Merchandise") shall become the property of Agent, free and clear of all liens, claims and encumbrances, provided however, that Agent shall use its best efforts to sell all of the Merchandise during the Sale. Any proceeds received from the sale of any Remaining Merchandise shall be deemed Proceeds under this Agreement, provided that, for the purposes of tracking Proceeds to received by Agent from the subsequent disposition of the Remaining Merchandise, at the conclusion of the Sale, Merchant and Agent shall jointly conduct a physical inventory taking of the Remaining Merchandise as an Expense of the Sale, to calculate the aggregate Cost Value of such Remaining Merchandise (the "Aggregate Cost Value of Remaining Merchandise").

         3.3    Time of Payments.

                (a) No later than two (2) business days after the later of (x) entry of the Approval Order and (y) execution hereof (the "Payment Date"), Agent shall pay seventy-five percent (75%) of the Guaranteed Amount (the "Guaranteed Amount Deposit") in cash, which amount shall be wired to the account to be designated by the Merchant. Agent shall calculate the amount of the Guaranteed Amount Deposit based upon the Cost Value of the Merchandise as of the Sale Commencement Date as reflected in Merchant's books and records (the "Estimated Guarantee Amount"). Agent shall pay the unpaid and undisputed balance of the Guaranteed Amount in cash to Merchant no later than the earlier of (i) the date ten (10) business days after the Sale Commencement Date (in which case payment shall be of the undisputed portion of the balance of the Estimated Guaranteed Amount) and (ii) the second business day following the issuance of the audit report of the aggregate Cost Value of the Merchandise by the Inventory Taking Service, after verification thereof by the Agent and the Merchant (the "Inventory Report"), and the Agent's failure to pay such balance or undisputed portion shall entitle the Lender Agent on behalf of the Merchant may draw upon the Agent Letter of Credit (as defined below) to the extent of such balance or undisputed portion. To the extent that the Merchant is entitled to receive a Recovery Amount from Proceeds, such Recovery Amount shall be paid to the Merchant as earned weekly. In the event that after the issuance of the Inventory Report, the Guaranteed Amount is greater than the sum of the Guaranteed Amount Deposit plus the payment of the undisputed portion of the Estimated Guaranteed Amount, the Agent shall pay the remainder of the Guaranteed Amount to the Lender Agent for the benefit of the Merchant within two (2) business days after the Inventory Report has been issued. In the event there is a dispute with respect to the reconciliation of the aggregate Cost Value of the Merchandise following the Inventory Taking, then any such dispute shall be resolved in the manner and at the times set forth in
Section 3.6 hereof. To the extent that the Final Reconciliation as provided for below shows that the Agent has overpaid the Guaranteed Amount, then the Merchant, the Lenders and the Lenders Agent, shall cause any overpayment to be immediately refunded to Agent.

                (b) To secure payment of the unpaid portion of the Guaranteed Amount and any other amounts due from Agent to Merchant hereunder, Agent shall deliver to Merchant an irrevocable standby letter of credit, naming those parties to be designated by the Merchant (the "x") as beneficiary, substantially in the form of Exhibit 3.3(b) attached hereto, in the original face amount equal to the unpaid portion of the Estimated Guaranteed Amount as of the Payment Date, (the "Agent Letter of Credit"). Agent shall use its best efforts to cause the Agent Letter of Credit to be delivered no later than the Payment Date. In the event that Agent shall fail to pay to those parties designated by Merchant or any successor agent under the Merchant's prepetition and debtor-in-possession credit facilities (the "Lender Agent"), for the benefit of Merchant, any amount required to be paid hereunder, the Lender Agent shall be entitled to draw on the Agent Letter of Credit to fund such amount following five (5) days' written notice to Agent of the Lender Agent's intention to do so. The Agent Letter of Credit shall expire 60 days after the Sale Termination Date; provided however; the Lender Agent, Merchant and Agent agree that after payment of the unpaid portion of the Guaranteed Amount (whether the Estimated Guaranteed Amount or the Guaranteed Amount calculated pursuant to the Inventory Report) pursuant to Section 3.3(a), the face amount of the Agent Letter of Credit shall be reduced in an amount(s) to be agreed upon by Merchant, Lender Agent, and Agent.

         3.4 Inventory Taking. Merchant and Agent shall cause to be taken a SKU and "Retail Price" physical inventory of the Merchandise located in the Stores (the "Inventory Taking"), which Inventory Taking shall be completed in all of the Stores pursuant to a schedule mutually agreed upon between Merchant and Agent, but in no later than ten (10) days after the Sale Commencement Date (the "Inventory Completion Date"), and the date of the Inventory Taking at each Store being the "Inventory Date" for each such Store). Merchant and Agent shall jointly employ RGIS or another mutually acceptable independent inventory taking service (the "Inventory Taking Service") to conduct the Inventory Taking. The Inventory Taking shall be conducted in accordance with the procedures and instructions attached hereto as Exhibit 3.4, including a requirement that senior representatives of Merchant and Agent shall be personally present at the Inventory Taking at the first Stores as mutually agreed to by the Agent and Merchant in order to establish the standards for the Inventory Taking in the remaining Stores (the "Inventory Taking Instructions"). Agent shall be responsible for fifty percent (50%) of the fees and expenses of the Inventory Taking Service. Except for the Inventory Taking costs payable to RGIS or other third party, Merchant and Agent shall each bear their respective costs and expenses relative to the Inventory Taking. Merchant and Agent may each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service. Merchant agrees that during the conduct of the Inventory Taking in each of the Stores, the applicable Stores shall be closed to the public and no sales or other transactions shall be conducted. Merchant and Agent agree to cooperate with each other to conduct the Inventory Taking commencing at a time that would minimize the number of hours that such locations would be closed for business.

         3.5 Gross Rings. For the period from the Sale Commencement Date until the Inventory Date for each Store, Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value of the merchandise sold by SKU. All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice. Agent shall pay that portion of the Guaranteed Amount calculated on the Gross Rings basis, to account for shrinkage, on the basis of 102% of the aggregate Cost Value of Merchandise sold during the Gross Rings period.

         3.6    Reconciliation.

                (a) On each Thursday during the Sale Term, commencing on the second Thursday after the Sale Commencement Date, Agent and Merchant shall cooperate to jointly prepare a reconciliation of the weekly Proceeds of the Sale, Expenses and any other Sale related items that either party may reasonably request.

                (b) Within thirty (30) days after the Sale Termination Date, Agent and Merchant shall jointly prepare a final reconciliation of the Sale, including, without limitation, a summary of Proceeds, Expenses, and any other accounting required hereunder (the "Final Reconciliation"). Within five (5) days of completion of the Final Reconciliation, Agent shall pay to Merchant, or Merchant shall pay to Agent, as the case may be, any and all amounts due the other pursuant to the Final Reconciliation. During the Sale Term, and until all of the Agent's obligations under this Agreement have been satisfied, Merchant and Agent shall have reasonable access to Merchant's and Agent's records with respect to Proceeds and Expenses to review and audit such records.

                (c) In the event that there is a dispute with respect to the Final Reconciliation, such dispute shall be promptly (and in no event later than the third business day following the request by either Merchant or Agent) submitted to the Bankruptcy Court for a determination. Merchant and Agent hereby agree to submit to the jurisdiction of the Bankruptcy Court for such determination.

     Section 4. Sale Expenses.

         4.1 Expenses. The Merchant is obligated to pay, subject to its right to receive reimbursement on a weekly basis pursuant to the reconciliation procedures set forth in Section 4.2, all expenses directly incurred in connection with and attributable to the Sale (collectively, the "Expenses"), limited to:

         (A) (1) (a) base payroll, which has been adjusted to include SPIFS as set forth as Premium Base Compensation (only) in the Merchant's Store Liquidation Compensation Plan, dated February, 2005, which includes Merchant's estimate of SPIFS ("Base Payroll"), of Merchant's Retained Employees used in connection with the Sale for actual days worked (or in the case of hourly employees, the hours worked); plus (b) an amount not to exceed 11.3% of such Base Payroll (the "Benefits Cap") for the payment of all related payroll taxes, workers' compensation and benefits of Merchant's Retained Employees used in connection with the Sale (including, without limitation, medical and dental benefits, group life insurance, accidental death and dismemberment insurance, short and long term disability, accrual for sick pay, and accrual for vacation and holiday pay) for all such Retained Employees used, in aggregate, which are either due or accrue during the period of the Sale and are attributable to the Sale, plus (c) actual costs payable to third party payroll processors;

         (2) costs of all security in the Stores including, without limitation, courier and guard service;

         (3) Retention Bonuses for Retained Employees, plus payroll taxes, as provided for in Section 10.4 below;

         (4) (a) advertising and direct mailings relating to the Sale and (b) Store interior and exterior signage and banners;

         (5) [intentionally omitted];

         (6) bank card fees, bank card error fees, credit card fees, and chargebacks in respect of disputed sales (however there shall be cooperation between Merchant and Agent to resolve chargeback of any kind in respect of any authorized sale on a credit card where Agent or Merchant produces a receipt evidencing that the sale subject to such chargeback was a final sale);

         (7) bank service charges (for Store and corporate accounts), check guarantee fees, and bad check expenses;

         (8) costs for additional supplies in accordance with Section 9.4 hereof;

         (9) except to the extent that compliance is waived pursuant to the Approval Order, all fees and charges required to comply with all laws and regulations applicable to the Sale;

         (10) any and all costs, including delivery and freight costs, related to the processing, transfer and consolidation of Merchandise between the Stores (excluding all costs, including delivery and freight costs, to deliver the Transfer Goods to the Stores, but including, from and after the Sale Commencement Date, all costs of processing the Transfer Goods upon its arrival at the Stores to the extent such goods are delivered to the Stores after the Sale Commencement Date);

         (11) housekeeping and cleaning expenses related to the Stores;

         (12) all travel expenses, including living expenses, payable to Merchant's employees relating to travel by such employees at the direction of Agent, which shall include, without limitation, the costs of transferring Merchant's employees between Stores;

         (13) on-site supervision during the Sale, including base fees and reasonable and customary bonuses of Agent's field personnel, travel to and from the Stores, and incidental out-of-pocket and commercially reasonable travel expenses relating thereto;

         (14) all costs and expenses of providing such additional Store-level services, including, without limitation, the employment of temporary help (which shall be coordinated and implemented through Merchant's human resources department), which the Agent in its discretion considers appropriate, and other approved miscellaneous Store-level expenses incurred by Agent;

         (15) postage, courier and overnight mail charges to and from or among the Stores and central office (solely to the extent relating to the Sale);

         (16) actual Occupancy Expenses on a per diem, per store basis and up to and limited to the per diem total, by Store as described in Exhibit 4.1;

         (17) Central Expenses of $25.00 per Store per week during the Sale
Term;

         (18) Agent's legal fees and cost of capital;

         (19) Agent's due diligence in connection with the Sale, including travel related expenses, in an aggregate amount not to exceed $50,000;

         (20) [intentionally left blank];

         (21) Actual cost of Agent's insurance required under Section 13.4 hereof; and

         (22) any other expense approved by Merchant directly incurred by Agent in connection with the Sale.

         (B) As used herein, the following terms have the following respective meanings:

                (i) "Central Expenses" means costs and expenses for Merchant's central administrative services necessary for the Sale consisting of sales audit, MIS services, POS systems, payroll processing, cash reconciliation, inventory processing and handling, data processing and reporting and any similar services.

(ii) "Excluded Benefits" means the following benefits, except as provided in
Section 4.1(A)(1), in excess of the Benefits Cap: vacation days or vacation pay, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, union dues or other amounts due under any union contract or collective bargaining agreement, pension benefits, ERISA coverage and similar contributions, and payroll taxes, worker's compensation and health insurance benefits.

                (iii) "Occupancy Expenses" means base rent, percentage rent, HVAC, utilities, CAM, real estate and use taxes, merchant's association dues and expenses, personal property leases (including, without limitation, point of sale equipment), cash register maintenance, telephone base fees, rental for furniture, fixtures and equipment, security systems, building alarm service, alarm service maintenance and store trash and snow removal expenses, all of the foregoing as categorized or reflected on Exhibit 4.1 hereto.

         "Expenses" shall not include: (i) Excluded Benefits; (ii) any rent or occupancy expenses related to the Stores other than Occupancy Expenses as limited to those categories as described in Exhibit 4.l; and (iii) any other costs, expenses or liabilities payable by Merchant, all of which shall be paid by Merchant promptly when due for and during the Sale Term.

         4.2 Payment of Expenses. (a) Merchant shall be responsible for the payment of all Expenses up to the amount of the Agreed Expenses during the Sale; provided, however, Agent shall be responsible to reimburse Merchant for all Expenses of the Sale (whether or not in excess of the Agreed Expenses). All Expenses up to the amount of the Agreed Expenses incurred during each week of the Sale (i.e., Sunday through Saturday) shall be paid by Merchant as provided for herein, subject to reimbursement by Agent immediately following the weekly Sale reconciliation pursuant to Section 3.6. Agent and/or Merchant may review or audit the Expenses at any time. To the extent that any Expenses may be described in more than one section hereof, then such Expenses shall be paid, reimbursed or accounted for only once.

                (b) To secure payment of the Expenses, Agent shall deliver to Lender Agent an irrevocable and unconditional standby letter of credit, naming Lender Agent, as beneficiary, in the original face amount equal to three (3) weeks estimated Occupancy Expenses and payroll Expenses, substantially in the form of Exhibit 4.2(b) attached hereto (the "Expense L/C"). The Expense L/C shall be delivered to Lender Agent no later than two (2) business days after the Sale Commencement Date, shall be issued by a bank selected by Agent and reasonably acceptable to Merchant and Lender Agent, and shall contain terms, provisions and conditions mutually acceptable to Merchant, Lender Agent, and Agent. The Expense L/C shall expire no earlier than sixty (60) days after the Sale Termination Date. Unless the parties shall have mutually agreed that they have completed the final reconciliation under this Agreement, then, at least thirty (30) days prior to the initial or any subsequent expiry date, Lender Agent or Merchant, as the case may be, shall receive an amendment to the Expense L/C solely extending (or further extending, as the case may be) the expiry date by at least sixty (60) days. If Lender Agent does not receive such amendment to the Expense L/C no later than thirty (30) days before the expiry date, then all amounts hereunder shall become immediately due and payable and Lender Agent shall be permitted to draw under the Expense L/C in payment of amounts owed and Merchant shall hold the balance of the amount drawn under the Expense L/C as security for amounts that may become due and payable to Merchant hereunder.

         4.3 Expense Budget. On the Sale Commencement Date, Agent shall deliver is the budget (the "Expense Budget") to Merchant, setting forth in reasonable detail Agent's estimated budget for the Expenses (as defined above) of the Sale.

     Section 5. Merchandise.

         5.1    Merchandise Subject to this Agreement.

                (a) For purposes of this Agreement, "Merchandise" shall mean:
(i) all finished goods inventory that is owned by Merchant and located at the Stores as of the Sale Commencement Date; or (ii) goods held by Merchant on memo, on consignment, or as bailee (unless excluded by Merchant) ("Memo Merchandise"). Merchandise shall include, Transfer Goods, Defective Merchandise, Layaway Merchandise that is not picked up by customer on or prior to the Layaway Pick-Up Date, and Merchandise subject to Gross Rings.

                (b) Notwithstanding the foregoing, Merchandise shall not include: (1) goods which belong to sublessees, licensees or concessionaires of Merchant; (2) Defective Merchandise for which Merchant and Agent cannot agree upon a Cost Value; and (3) furnishings, trade fixtures, equipment and improvements to real property which are located in the Store (collectively, "FF&E"). As used in this Agreement the following terms have the respective meanings set forth below:

                    (i) "Transfer Goods" means those items of merchandise identified by Merchant and substantially similar to the merchandise identified on Exhibit 5.1(b)(i) annexed hereto, that Merchant has transferred, or will transfer to the Stores, from Merchant's on-going stores and/or distribution centers on or before March 15, 2005 (the "Store Receipt Deadline").

                    (ii) "Defective Merchandise" means any item of merchandise agreed upon and identified by Agent and Merchant as defective or otherwise not salable in the ordinary course because it is dented, worn, scratched, broken, broken sets, faded, torn, mismatched, non-redeemed or layaway altered merchandise or merchandise affected by other similar defects rendering it not first quality (such as, for example, watches that are not running, watches without boxes, watches without applicable instructions, and pierced earrings without backs), that is sold by Agent during the Sale Term, and as to which Agent and Merchant mutually agree on its value to define its Cost Value.

                    (iii) "Layaway Merchandise" means all items of Merchandise held at the Stores on layaway, in each case, where the goods subject to layaway are properly identified, segregated, and in a condition as described in the documentation.

         5.2    Valuation.

                (a) For purposes of this Agreement, "Cost Value" shall mean, with respect to each item of Merchandise, other than Defective Merchandise and Transfer Goods received in the Stores after March 9, 2005 (the "Non-Adjustment Receipt Deadline"), the average standard cost (determined by applicable merchant accounting unit for such item of Merchandise as reflected in Merchant's master cost file as of the Sale Commencement Date (the "Cost File"), which average cost is inclusive of freight and shipping charges (the "Unadjusted Cost Value"). With respect to Defective Merchandise, "Cost Value" shall mean the value the Merchant and Agent agree upon for such item during the Inventory Taking. With respect to Transfer Goods received in the Stores after the Non-Adjustment Receipt Deadline, "Cost Value" shall mean the Unadjusted Cost Value multiplied by the inverse of the prevailing discount in effect on the date such Transfer Goods is received in the Stores. Merchant and Agent agree that the Cost File does not account for any volume discounts, advertising co-op discounts, rebates or discounts associated with expedited payment terms offered by any vendor (collectively, the "Buying Discounts"), and further that the Cost Value of any item of Merchandise shall not be adjusted for any such amounts.

                (b) For purposes of this Agreement, "Retail Price" shall mean with respect to each item of Merchandise, other than Transfer Goods received in the Stores after the Non-Adjustment Receipt Deadline, ticketed price for such item of Merchandise (the "Base Retail Price"). With regard to Transfer Goods that are received in the Stores after the Non-Adjustment Receipt Deadline, "Retail Price" shall mean the Base Retail price for such item of Merchandise multiplied by the inverse of the prevailing discount in effect on the date such Transfer Goods were received in the Stores.

         5.3 Excluded Goods. Merchant shall retain all responsibility for any goods not included as Merchandise hereunder.

     Section 6. Sale Term.

         6.1 Term. The Sale shall commence at the Stores on the first business day after entry of the Approval Order (the "Sale Commencement Date"). The Agent shall complete the Sale at the Stores, and shall vacate all of the Store premises on or before the ninety-eighth (98th) day after the Sale Commencement Date, but, in no event sooner than March 31, 2005 (the "Sale Termination Date"), unless the Sale is extended by further order of the Bankruptcy Court following the filing of a motion on no less than ten (10) days notice to the affected landlord and Governmental Units (as defined in the Approval Order), with an opportunity to be heard. Agent may terminate the Sale at any Store upon ten day's notice to Merchant. The period for the Sale Commencement Date to the Sale Termination Date shall be referred to herein as the "Sale Term." The Sale Termination Date may be extended by mutual written agreement of Agent and Merchant.

         6.2 Vacating the Stores. On the Sale Termination Date, the Agent shall leave the Stores in "broom clean" condition (ordinary wear and tear excepted). All assets of Merchant used by Agent in the conduct of the Sale (e.g. FF&E, supplies, etc.) shall be returned by Agent to Merchant or left at the Stores premises at the end of the Sale Term to the extent the same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of Agent; provided however, Agent shall remove all unsold Merchandise at the end of the Sale Term at each of the Stores and Agent shall retain title of the unsold Merchandise.

     Section 7. Sale Proceeds.

         7.1 Proceeds. For purposes of this Agreement, "Proceeds" shall mean the aggregate of: (a) the total amount (in U.S. dollars) of all sales of Merchandise made under this Agreement, exclusive of Sales Taxes, and (b) any proceeds of Merchant's insurance for loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term.

         7.2 Deposit of Proceeds. (a) Within (i) fourteen (14) business days after the Sale Commencement Date, with respect to cash transactions, and
(ii) fourteen (14) days after the Sale Commencement Date, with respect to credit card transactions (as and where applicable the "Merchant Account Usage Period"), Agent shall establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder, which accounts may be the Designated Merchant Accounts (as defined below) so long as Merchant, Agent and the Lender Agent agree (the "Agency Accounts") and Merchant shall promptly upon Agent's request execute and deliver all necessary documents to open and maintain the Agency Accounts; provided however, in the event that Agent establishes a reasonable business justification therefore, Merchant and Lender Agent shall consent to an appropriate extension of the applicable Merchant Account Usage Period. Agent shall exercise sole signatory authority and control with respect to the Agency Accounts; provided however, upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all bank fee and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term. Upon Agent's designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts.

                (b) During the period between the Sale Commencement Date and the date Agent establishes the Agency Accounts, all Proceeds of the Sale (including credit card proceeds), shall be collected by Agent and deposited on a daily basis into Merchant's existing accounts designated for the Designated Closing Stores, but also are designated solely for the deposit of Proceeds of the Sale (including credit card proceeds), and the disbursement of amounts payable by Agent hereunder (the "Designated Merchant Accounts"). Commencing on the first business day following the payment of the Guaranteed Amount Deposit and the posting of the Expense L/C, and on each business day thereafter (or as soon thereafter as is practicable), Merchant shall promptly pay to Agent by wire funds transfer all collected funds constituting Proceeds deposited in such accounts (but not any other funds, including, without limitation, any proceeds of Merchant's inventory sold prior to the Sale Commencement Date, if any). During the applicable Merchant Account Usage Period, or such other extended date as shall be agreed between and among Merchant, Agent and Lender Agent, Lender Agent agrees not to take any action with respect to such Proceeds deposited into the Designated Merchant Accounts; provided however, Lender Agent retains all of its rights and remedies with respect to the proceeds deposited into such Designated Merchant Accounts that do not constitute Proceeds of the Sale. Notwithstanding anything to the contrary contained herein, Agent shall have until thirty (30) days after the completion of the Final Reconciliation, to provide the Lender Agent with notice and demand asserting that a specific amount of proceeds maintained in the Designated Merchant Accounts constitute Proceeds of the Sale which are the property of Agent.

         7.3 Credit Card Proceeds. Agent shall use its reasonable best efforts to establish its own merchant identification numbers under Agent's name to enable Agent to process all credit card sales for Agent's account prior to the expiration of the Merchant Account Usage Period. Until such time as Agent establishes its own identification numbers, Agent shall have the right (but not the obligation) to use Merchant's credit card facilities (including Merchant's credit card terminals and processor(s), credit card processor coding, Merchant identification number(s) and existing bank accounts) for credit card Proceeds. In the event that Agent elects so to use Merchant's credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent's account, applying customary practices and procedures. Without limiting the foregoing, Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant's credit card processor(s), and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant's Merchant identification number(s). All credit card Proceeds will constitute the property of the Agent and shall be deposited into the Designated Merchant Accounts or Agency Accounts, as the case may be. To the extent credit card proceeds are deposited into the Designated Merchant Accounts, Merchant shall transfer such Proceeds to Agent daily (on the date received by Merchant if received prior to 12:00 noon, or otherwise within one business day) by wire transfer of immediately available funds. At Agent's request, Merchant shall cooperate with Agent to establish Merchant identification numbers under Agent's name to enable Agent to process all credit card Proceeds for Agent's account. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all credit card fees, charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

     Section 8. Sale of Warranties.

         8.1 Agent shall have the option, in its sole discretion, to continue with the sale of NEW warranties which shall not be included in the calculation of Proceeds, however, "profits" from the sale of NEW warranties shall be shared. Merchant shall retain or Agent shall remit (if deposited in Agent account) sufficient payment to cover cost of service, and any applicable taxes, after which any remaining amounts shall be deemed "profits" and will be shared seventy-five percent (75%) to the Merchant and twenty-five percent (25%) to the Agent.

     Section 9. Conduct of the Sale.

         9.1 Rights of Agent. Subject to the provisions of Section 2 hereof (except as may otherwise be provided for in the Approval Order), Agent shall be permitted to conduct the Sale as a "store closing," or similar theme sale in the Stores throughout the Sale Term in a manner consistent with the Sale Guidelines. In addition to any other rights granted to Agent hereunder, in conducting the Sale, Agent, in the exercise of its sole discretion, shall have the right:

                (a) to establish and implement advertising and promotion programs consistent with the Sale themes set forth above, provided that all advertising for the Stores shall be subject to the approval of Merchant provided that such approval shall not be unreasonably withheld, and any advertising not disapproved within one (1) business days of the date of submission to the Merchant shall be deemed approved. A copy of any proposed advertisement or signage shall be sent by telecopy to Merchant, Attention:
Bernie Fidler, Fax No: 912-201-6637;

                (b) to establish Sale prices and Store hours which are consistent with the terms of applicable leases;

                (c) to use in furtherance of the Store Closings only without charge during the Sale Term all FF&E, advertising materials, Store-level customer lists and mailing lists, computer hardware and software, existing supplies located at the Stores, intangible assets (including Merchant's name, logo and tax identification numbers), Store keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the Stores (whether owned, leased, or licensed);

                (d) to use without charge (extent to the extent provided in Section 4.1(A)(17)), Merchant's central office facilities, central administrative services and personnel to process payroll, perform MIS and provide other central office services necessary for the Sale; provided, however, that in the event that Agent expressly requests Merchant to provide services other than those normally provided to the Stores and relating to the sale of merchandise by Merchant, Agent shall be responsible for the actual incremental cost of such services as an Expense; and

                (e) to transfer Merchandise between and among the Stores, the costs of which shall be paid by Agent as an Expense of the Sale; provided however Merchant and Agent shall maintain detailed listings of all transfers of Merchandise in and out of the Stores during the Sale Term and shall jointly track when and where such Merchandise is received.

         9.2 Terms of Sales to Customers. All sales of Merchandise will be "final sales" and "as is", and all advertisements and sales receipts will reflect the same. Agent shall clearly mark all Merchandise sold at the Stores during the Sale Term so as to distinguish such Merchandise from the Merchandise sold at Merchant's ongoing retail store locations. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers' warranties to customers. All sales will be made only for cash and nationally recognized bath credit cards or by other nationally recognized non Merchant credit facilities. Agent will accept Merchant's gift certificates and Store credits, issued by Merchant prior to the Sale Commencement Date, provided that Agent shall be reimbursed by Merchant in connection with the Sale reconciliation contemplated under Section
3.6 hereof on a dollar for dollar basis for any gift certificates and Store credits accepted by Agent.

         9.3 Sales Taxes. During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise as indicated on Merchant's point of sale equipment (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, "Sales Taxes") shall be added to the sales price of Merchandise and collected by Agent, on Merchant's behalf, and deposited into Merchant's existing accounts, trust accounts or other accounts, as designated by Merchant. Provided that Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to Merchant, Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities. Merchant will be given access to the computation of gross receipts for verification of all such Sales Tax collections. If Agent fails to perform its responsibilities in accordance with this Section 9.3, and provided Merchant complies with its obligations in accordance with this Section 9.3, Agent shall indemnify and hold harmless Merchant from and against any and all costs including, but not limited to, reasonable attorneys' fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or, to the extent Agent is required hereunder to prepare reports and other documents, the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities.

         9.4 Supplies. Agent shall have the right to use all existing supplies (e.g. boxes, bags, twine, jewelry tools, case display elements and findings) located at the Stores at no charge to Agent. In the event that additional supplies are required in any of the Stores during the Sale, Merchant agrees to promptly provide the same to Agent. Supplies have not been transferred since February 1, 2005 and shall not be prior to the Sale Commencement Date, transferred by Merchant to or from the Stores so as to alter the mix or quantity of supplies at the Stores from that existing on such date, other than in the ordinary course of business.

         9.5 Pre-Sale Returned of Merchandise/Latent Defect Merchandise.

                (a) During the Sale Term, Agent shall accept returns of merchandise sold by Merchant prior to the Sale Commencement Date, consistent with Merchant's return policy in effect at the time such item was purchased (the "Pre-Sale Returned Merchandise"). To the extent that any item of Pre-Sale Returned Merchandise is saleable as first-quality merchandise shall be included in Merchandise, returned to the sales floor. For purposes of the calculation of the Guaranteed Amount, to the extent that the Pre-Sale Returned Merchandise is returned to the sales floor on or prior to the Non-Adjustment Receipt Deadline, then such item shall be included in Merchandise at the Unadjusted Cost Value applicable to such item. If the item of Pre-Sale Returned Merchandise is returned to the sales floor after the Non-Adjustment Receipt Deadline, then the "Cost Value" of such item of Pre-Sale Returned Merchandise shall be the Unadjusted Cost Value multiplied by the inverse of the prevailing discount in effect on the date such item of Pre-Sale Returned Merchandise is returned to the sales floor. The aggregate Cost Value of the Merchandise shall be increased by the Cost Value of any Pre-Sale Returned Merchandise included in Merchandise as provided for herein, and the Guaranteed Amount shall be adjusted accordingly. Any increase in payment on account of the Guaranteed Amount as a result of Pre-Sale Returned Merchandise shall be paid by Agent pursuant to Section 3.1 hereof. Agent shall not accept returns of merchandise where the customer contemplates repurchasing the same item so as to take advantage of the sale price being offered by Agent. Agent shall reimburse customers for Pre-Sale Returned Merchandise in the same tender as such item was purchased (the "Refund"). Merchant shall promptly reimburse Agent in cash for any Refunds Agent is required to issue to customers in respect of any Pre-Sale Returned Merchandise as part of the weekly reconciliation process. To the extent that Merchant is required to reimburse Agent for refunds to customers in respect of any Pre-Sale Returned Merchandise, such amounts shall not reduce Proceeds under this Agreement. Any Pre-Sale Returned Merchandise not included in Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, returned to Merchant at the end of the Sale Term. Merchant and Agent shall jointly track returns Pre-Sale Returned Merchandise for purposes of determining any increase or decrease to the Guaranteed Amount, or any amounts owed by Merchant to Agent as a result of Agent accepting such returns.

                (b) During the Sale Term, Agent shall accept returns of Merchandise sold by Agent during the Sale Term to the extent that such items contains a defect which the lay consumer could not reasonably determine was defective by visual inspection of the merchandise at the store prior to purchase (a "Latent Defect") (the "Latent Defect Returned Merchandise"); provided that, (i) the consumer must return the Latent Defect Returned Merchandise within 30 days of the consumer's purchase or last Friedman's repair, whichever is latest in time, (ii) the consumer must provide the receipt, and (iii) the asserted defect must in fact be a Latent Defect. Agent shall reimburse customers for Latent Defect Returned Merchandise in the same tender as such item was purchased (the "Refund"). Merchant shall promptly reimburse Agent in an amount equal to the Cost Value for such item of Latent Defect Returned Merchandise multiplied by the Guaranty Percentage. To the extent that Agent reimburse a customer for an item of Latent Defect Returned Merchandise, such amounts shall reduce or be excluded form Proceeds under this Agreement. All Latent Defect Returned Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, returned to Merchant at the end of the Sale Term.

                (c) As soon as practicable after the execution hereof, Merchant and Agent shall mutually agree upon an appropriate protocol for determining whether an item of Pre-Sale Returned Merchandise or Latent Defect Returned Merchandise does in fact contain a Latent Defect.

         9.6 Layaway Merchandise. Promptly after the execution of the Agency Agreement, Merchant shall notify by letter sent by first class mail to each customer for which Merchant holds Layaway Merchandise, a letter that clearly and conspicuously explains the consumer's options: (1) the option to transfer the layaway merchandise to an on-going store and complete the layaway process,
(2) the option to obtain a full refund of any amount paid towards the layaway purchase and elect not to complete the layaway transaction; or (3) the option to come into the Closing Store and pay the full amount due and receive the layaway item immediately (the "Layaway Notice"), which option shall must be exercised on or before the date that is fifteen (15) days after the date of the Layaway notice, unless otherwise extended pursuant to paragraph 20 the Sale Guidelines (as and where applicable, the "Layaway Pick-Up Date"). Subject to applicable law, any Layaway Merchandise unclaimed by customers by the Layaway Pick-up Date shall be included in Merchandise and the Guaranteed Amount shall be adjusted as follows: (a) to the extent that Layaway Merchandise is saleable as first-quality merchandise, it shall be included in Merchandise and for purposes of calculation of the Guaranteed Amount, shall be valued at the "Cost Value" applicable to such item multiplied by the reciprocal of the prevailing Sale discount on the day immediately following the Layaway Pick-Up Date, and (b) to the extent that the Layaway Merchandise constitutes Defective Merchandise such items shall be excluded from the Sale and shall be the responsibility of Merchant in accordance with the provisions of Section 5.3 above. In the event that Agent is required to issue refunds to customers in respect of Layaway Merchandise, Merchant shall reimburse Agent in cash for all such amounts. At the end of the Sale Term, Agent shall transfer responsibility for any remaining items of Layaway Merchandise back to Merchant after appropriate and legally required communications to customers and reconciliation between Agent and Merchant. All payments by Agent and Merchant required under this Section 9.6 shall be made immediately following the weekly Sale reconciliation by Agent and Merchant pursuant to Section 3.6 hereof.

         9.7 Force Majeure. If any casualty or act of God or act of terrorism prevents or substantially inhibits the conduct of business in the ordinary course at any Store, then such Store and the remaining Merchandise located at such Store shall be transferred to other Closing Stores and the cost of such transfer shall be borne by Agent, as an Expense of the Sale.

     Section 10.    Employee Matters.

         10.1 Merchant's Employees. Agent may use Merchant's employees in the conduct of the Sale to the extent Agent in its sole discretion deems expedient, and Agent may select and schedule the number and type of Merchant's employees required for the Sale. Agent shall identify any such employees to be used in connection with the Sale (each such employee, a "Retained Employee") prior to the Sale Commencement Date. Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that nothing contained in this Agreement and none of Agent's actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant's obligations relating to any of Merchant's employees including, without limitation, payroll, benefits, Worker Adjustment Retraining Notification Act ("WARN Act") claims, Merchant's Store Liquidation Compensation Plan, dated February, 2005 (other than as provided in Section 4.1(A)(1)(a) hereof, and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees.

         10.2 Termination of Employees. Agent may in its discretion stop using any Retained Employee at any time during the Sale. In the event that Agent determines to stop using any Retained Employee, Agent will notify Merchant at least ten (10) days prior thereto, except for termination "for cause" (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify Merchant as soon as practicable after such event. From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Stores except "for cause" without Agent's prior consent.

         10.3 Payroll Matters. During the Sale Term, Merchant shall process and pay the base payroll and all related payroll taxes, worker's compensation and benefits for all Retained Employees in accordance with its usual and customary procedures.

         10.4 Employee Retention Bonuses. Agent shall have the right to elect to pay, as an Expense, retention bonuses (each a "Retention Bonus") (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable), up to a maximum of 10% of base payroll (excluding SPIFFS), to certain Retained Employees who do not voluntarily leave employment and are not terminated "for cause". Subject only to limitation of 10% of base payroll (excluding SPIFFS), the actual to be paid to each such Retained Employee shall be in an amount to be determined by Agent, and shall be payable within thirty
(30) days after the Sale Termination Date, and shall be processed through Merchant's payroll system. Agent shall provide Merchant with a copy of Agent's Retention Bonus plan upon execution of this Agreement.

     Section 11. Conditions Precedent. The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

                (a) All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default (as defined herein) shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

                (b) Merchant shall have provided Agent reasonable access to all pricing and cost files, computer hardware, software and data filed, inter-Store transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Stores.

                (c) Agent shall have obtained, in the name of and with the assistance of Agent, all permits and licenses necessary to conduct the Sale, except to the extent that compliance with or obtaining such permits and/or licenses is waived under Approval Order.

                (d) Merchant shall have obtained any necessary consent to the Sale from its secured lenders.

                (e) Merchant shall have obtained the Approval Order by March 10, 2005, and the Approval Order shall not have been stayed nor shall an application for a stay of the Approval Order be pending.

     Section 12. Representations and Warranties.

         12.1 Merchant's Representations, Warranties Covenant, and Agreements. Merchant hereby represents, warrants, covenants, and agrees in favor of Agent as follows:

                (a) Merchant: (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization stated above; (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is and during the Sale Term will continue to be duly authorized and qualified as a foreign company to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including the jurisdiction in which the Stores are located.

                (b) Subject to Bankruptcy Court approval, Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the "Agency Documents") and to perform fully its obligations thereunder. Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for Merchant's consummation of, the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor. No contract or other agreement to which Merchant is a party or by which the Merchant is otherwise bound will prevent or impair the consummation of the Sale and the other transactions contemplated by this Agreement.

                (c) Merchant owns and will own at all times during the Sale Term, good and marketable title to all of the Merchandise with the exception of Memo Merchandise.

                (d) Merchant has and will maintain its pricing files in the ordinary course of business, and prices charged to the public for goods (whether in-Store, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein. All pricing files and records requested by Agent relative to the Merchandise have been and will continue to be made available to Agent. All such pricing files and records are and shall continue to be true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods as of the dates and for the periods indicated therein. Merchant's price files reflect hard markdowns taken by Merchant on items of Merchandise but not reflect point-of-sale or other temporary promotional activity. (e) Merchant has maintained its Cost File the ordinary course of business, and consistent with historic practices, including without limitation, the inclusion of freight and shipping charges and the amounts therefor, and the exclusion of Buying Discounts.

                (f) Merchant has not, and shall not up to the Sale Commencement Date, marked up or raised the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance or reduced price merchandise.

                (g) On the date of the Inventory Taking, (i) the Cost Value as a percentage of the Retail Price (as determined in accordance with the Inventory Taking) shall be 22.1% (the "Cost Factor"); and (ii) the Merchandise Cost Value will be approximately $34,250,000 but in no event shall the Merchandise Cost Value be less than $31,000,000 or more than $34,700,000 at Cost Value. If the Cost Factor is 22.2% or greater, the Guaranty Percentage shall be reduced by .3% for every .10% that the cost factor is above 22.2%, pro rated as applicable; provided however, in no event shall the Cost Factor exceed 23.1%. If the Cost Factor is 22% or less, the Guaranty Percentage shall be increased by .3% for every .10% that the cost factor is below 22%, pro rated as applicable; provided however, in no event shall the Cost Factor be less than 21.1%.

                (h) The mix and margin of the Merchandise included in the Sale shall be substantially similar to the mix and margin set forth on the file entitled "2nd Revised Projected Ending Cost, Retail and Selling Retail Inv. for 164 Closing Stores" provided by Merchant to Agent on February 21, 2005, a copy of which is annexed hereto as Exhibit 12.1(h).

                (i) Merchant shall ticket or mark all items of inventory received at the Stores prior to and after the Sale Commencement Date in a manner consistent with similar inventory located at the Stores and in accordance with Merchant's historic practices and policies relative to pricing and marking inventory. Merchant has taken hard markdowns consistent with the margins represented in the due diligence materials provided by Merchant to Agent.

                (j) Except as may be restricted by virtue of Merchant's chapter 11 filing, Merchant covenants to continue to operate the Stores in the ordinary course of business from the date of this Agreement to the Sale Commencement Date, in that (i) Merchant shall continue selling inventory during such period at customary prices, (ii) Merchant shall not promote or advertise any sales or in-store promotions (including POS promotions) to the public except for Merchant's historic and customary promotions for all of its locations as set forth in Exhibit 12.1(g) attached hereto, (iii) Merchant does not represent that the replenishment of merchandise in the Stores through the Sale Commencement Date will be at the same levels as with historical practices, and (iv) through the Sale Term, Merchant shall not make any management personnel moves or changes at the Stores without Agent's prior consent (which consent will not be unreasonably withheld).

                (k) To the best of Merchant's knowledge, all Merchandise is in compliance with all applicable federal, state, or local product safety laws, rules and standards. Merchant shall provide Agent with its historic policies and practices regarding product recalls prior to the Sale Commencement Date.

                (l) Merchant shall throughout the Sale Term maintain in good working order, condition and repair, at its sole expense (except to the extent such amounts are included in Occupancy Expenses), all cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems, and all other mechanical devices used in the ordinary course of operation of the Stores.

                (m) Merchant has paid and will continue to pay throughout the Sale Term, (i) all self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs, (ii) all casualty, liability, workers' compensation and other insurance premiums, (iii) all utilities provided to the Stores, and (iv) all applicable taxes.

                (n) Merchant has not and shall not throughout the Sale Term take any actions the result of which is to increase the cost of operating the Sale, including, without limitation, increasing salaries or other amounts payable to employees.

                (o) Merchant is not a party to any collective bargaining agreements with its employees at the Stores and, to the best of Merchant's knowledge; no labor unions represent Merchant's employees at the Stores.

                (p) All information provided by Merchant to Agent in the course of Agent's due diligence and preparation and negotiation of this Agreement (including information as to the Store inventories and operating expenses) is as of the date hereof and shall remain true and accurate in all material respects.

                (q) Except with respect to such other sales or promotions as may be approved by the Bankruptcy Court, during the Sale Term, Merchant shall not promote sales at its on-going stores outside the ordinary course of business, or in a manner inconsistent with Merchant's planned promotional discounts, credit terms or customer financing during the Sale Term, as identified on Exhibit 12.1(q) annexed hereto.

                (r) Except as disclosed on Exhibit 12.1(r) annexed hereto (collectively, the "Pre-Existing Liens"), Merchant owns and will own at all times during the Sale Term, good and marketable title to all of the Merchandise, free and clear of all other liens, claims and encumbrances of any nature, and due and proper notice of motion to approve this Agreement has been provided to the holder of the Pre-Existing Liens.

         12.2 Agent's Representations and Warranties. Agent hereby represents, warrants and covenants in favor of Merchant as follows:

                (a) Agent: (i) is an entity validly existing and in good standing under the laws of the State of its organization; (ii) has all requisite power and authority to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

                (b) Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents and to perform its obligations thereunder. Each of the Agency Documents has been duly executed and delivered by the Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Agent's consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

                (c) No action, arbitration, suit, notice, or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent's knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon Agent's ability to perform its obligations under this Agreement.

     Section 13. Insurance.

         13.1 Merchant's Liability Insurance. Merchant shall continue at its cost and expense until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant's operation of the Stores, and shall cause Agent to be named an additional named insured with respect to all such policies. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies Merchant shall be responsible for the payment of all deductibles, retention's or self insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent's employees, independent contractors or agents (other than Merchant's employees).

         13.2 Merchant's Casualty Insurance. Merchant will provide throughout the Sale Term at its expenses, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the cost value thereof. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise plus any self insurance amounts and the amount of any deductible (which amounts shall be paid by Merchant), shall constitute Proceeds hereunder and shall be paid to Agent. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof, in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change. Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date without Agent's prior written consent.

         13.3 Worker's Compensation Insurance. Merchant shall at all times during the Sale Term, at its cost, maintain in full force and effect worker's compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of its insurance broker or carrier evidencing such insurance.

         13.4 Agent's Insurance. Agent shall maintain, as an Expense of the Sale, throughout the Sale Term, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent's agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies. Prior to the Sale Commencement Date, Agent shall deliver to Merchant certificates evidencing such insurance policies, setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonable satisfactory to Merchant. In the event of a claim under such policies Agent shall be responsible for the payment of all deductibles, retentions or self insured amounts thereunder, to the extent said claim arises from or relates to the alleged acts or omissions of Agent or Agent's employees, agents or independent contractors).

         13.5 Risk of Loss. Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Stores or the assets located therein or associated therewith, or of Merchant's employees located at the Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant's obligations or liabilities with respect to any of the foregoing. Merchant and Agent agree that Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Stores during and after the Sale Term, except to the extent any such claim arises directly from the acts or omissions of Agent, or its supervisors or employees located at the Stores (an "Agent Claim"). In the event of any such liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant's liability insurance carrier in accordance with Merchant's historic policies and procedures, and shall provide a copy of the initial documentation relating to such claim to Agent. To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide a copy of the initial documentation relating to such claim to Merchant. In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party.

     Section 14.    Indemnification.

         14.1 Merchant Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, "Agent Indemnified Parties") harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, directly or indirectly asserted against, resulting from, or related to:

                (a) Merchant's material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

                (b) any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term;

                (c) subject to Agent's compliance with its obligations under
Section 9.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

                (d) any consumer warranty or products liability claims relating to Merchandise;

                (e) any liability or other claims asserted by customers, any of Merchant's employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker's compensation or under the WARN
Act), except for Agent Claims; and

                (f) the negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents or representatives.

         14.2 Agent Indemnification. Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, directly or indirectly asserted against, resulting from, or related to:

                (a) Agent's material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

                (b) any harassment or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its representatives;

                (c) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment;

                (d) any Agent Claims; and

                (e) the negligence or willful misconduct of Agent or any of its officer, directors, employees, agents or representatives.

     Section 15. Defaults. The following shall constitute "Events of Default" hereunder:

                (a) Merchant's or Agent's failure to perform any of their respective material obligations hereunder, which failure shall continue uncured seven (7) days after receipt of written notice thereof to the defaulting party; or

                (b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made and throughout the Sale Term; or

                (c) The Sale is terminated or materially interrupted or impaired at the Stores for any reason other than (i) an Event of Default by Agent, or (ii) any other material breach or action by Agent not authorized hereunder.

                In the event of an Event of Default, the non-defaulting party may, in its discretion, elect to terminate this Agreement upon seven (7) business days' written notice to the other party.

     Section 16. Fixtures. With respect to FF&E owned by Merchant and located at the Stores (collectively, the "Owned FF&E"), at Merchant's sole option, exercisable by Merchant in writing within ten (10) days after the Sale Commencement Date, Agent shall, at Merchant's election ("FF&E Election"), sell the Owned FF&E in any such Stores. In the event Merchant exercises the FF&E Election with respect to the Owned FF&E), Agent be entitled to receive a commission in an amount to be agreed upon between Merchant and Agent from the net proceeds from the sale of such FF&E, net of expenses incurred in connection with the disposition of the Owned FF&E in accordance with a budget to be mutually agreed upon between Merchant and Agent; provided further however, Merchant may elect to receive, in lieu of proceeds net of expenses and Agent's commission, a lump sum payment, on a per Store basis, in an amount to be agreed upon between Merchant, in consultation with the Lender Agent, and Agent, in which case all costs and expenses associated with the disposition thereof shall be borne by Agent. In either event, as of the Sale Termination Date, Agent may abandon in place in a neat and orderly manner any unsold FF&E at the Stores. In the event that Merchant elects to have someone other than the Agent dispose of the Owned FF&E (the "FF&E Agent"), Agent agrees that it shall cooperate with such FF&E Agent, provided however, it is understood that such FF&E Agent's efforts shall not unreasonably interfere with Agent's conduct of the Sale, and, removal of any such FF&E shall be done in coordination with, and the consent of, the Agent and consistent with the Sale Guidelines.

     Section 17.    Augmentation.

                (a) Agent shall be authorized to include in the Sale goods supplied and delivered to the Stores, at the sole expense of Agent, for inclusion in the Sale, up to an aggregate cost value of Eighteen million ($18,000,000) (the "Augmented Merchandise"), provided, however, that the Augmented Merchandise is reasonably acceptable to Merchant and is new, and similar in nature and quality to the Merchandise sold by the Merchant at the Stores during the Chapter 11 Case; provided further, however, that the Augmented Merchandise is segregated or otherwise separately identifiable from the Merchandise. All Sale of Augmented Merchandise shall be Final Sale, except with respect to Augmented Merchandise that has a Latent Defect, in which case Agent shall accept the return of the item, provided that, (i) the consumer must return the merchandise within 30 days of the consumer's purchase or last Friedman's repair, whichever is latest in time, (ii) the consumer must provide the receipt, and (iii) the asserted defect must in fact be a Latent Defect.

                (b) If and to the extent the Sale includes Augmented Merchandise, the proceeds therefrom shall be shared ninety-seven percent (97%) by the Agent and three percent (3%) by the Merchant (with such amount payable to Merchant, the "Additional Recovery Amount") that Merchant shall payable in the manner and at the times specified in Section 3.3; provided however Agent guarantees a minimum Additional Recovery Amount of $300,000 (the "Minimum Additional Recovery Amount").

     Section 18. Security Interest. In consideration of the Agent's initial payment of the Guaranteed Amount, Expenses and the provision of services hereunder to Merchant, the Approval Order shall grant to Agent a valid and perfected first priority security interest in and lien upon the Merchandise and the Proceeds to secure all obligations of Merchant to Agent hereunder, junior only to an amount equal to the unpaid portion of the Guaranteed Amount. Merchant shall execute all such documents and take all such other actions as are reasonably required to perfect and maintain such security interest as a valid and perfected first priority security interest.

     Section 19. Miscellaneous.

         19.1 Notices. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile, or a recognized overnight delivery service, as follows:

         If to the Agent:     GSNW, LLC
                              40 Broad Street
                              Boston, MA 02109
                              Fax:  (617) 422-6288
                              Attn:  Mr. Alan Goldstein

         With copies to:      Gordon Brothers Retail Partners LLC
                              40 Broad Street
                              Boston, MA 02109
                              Fax:  (617) 422-6207
                              Attn:  Mr. Mitchell Cohen

                              The Nassi Group, LLC
                              340 Westlake Blvd., Ste. 260
                              Westlake Village, CA 91362
                              Fax:  (805) 497-2211
                              Attn:  Mr. Daniel Kane

                              SB Capital Group LLC
                              1010 Northern Blvd.
                              Great Neck, NY 11021
                              Fax:  (516) 829-2404
                              Attn:  Mr. Robert Raskin

                              Bobby Wilkerson, Inc.
                              222 S. Main Street
                              Stuttgart, AR 72160
                              Fax:  (800) 648-9182
                              Attn:  Mr. Jim McGee

         With copies to:      Traub, Bonaquist & Fox LLP
                              655 Third Avenue - 21st Floor
                              New York, NY 10017
                              Fax:  (212) 476-4787
                              Attn:  Paul Traub, Esq.

         If to the Merchant:  Friedman's, Inc.
                              171 Crossroads Parkway
                              Savannah, Georgia 31422
                              Phone:  (912) 233-9333
                              Fax:  (912) 201-6609
                              Attn:  Mr. Steve Moore

         With copies to:      Skadden, Arps, Slate, Meagher & Flom LLP
                              333 West Wacker Drive, Suite 2100
                              Chicago, Illinois 60606
                              Phone:  (312) 407-0700
                              Fax:  (312) 407-0411
                              Attn:  Marian P. Wexler, Esq.

         19.2 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without regard to conflicts of laws principles thereof.

         19.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

         19.4 Amendments. This Agreement may not be modified except in a written instrument executed by each of the parties hereto along with the written consent of the Lender Agent, which consent shall not be unreasonably withheld or delayed.

         19.5 No Waiver. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

         19.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, and their respective successors and assigns.

         19.7 Execution in Counterparts. This Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

         19.8 Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

         19.9 Survival. All representations, warranties, covenants and agreements made by the parties hereto shall be continuing, shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

         19.10 Obligations Joint and Several. Each member of GSNW, LLC, namely, Gordon Brothers Retail Partners, LLC, The Nassi Group, LLC, SB Capital Group, LLC and Bobby Wilkerson, Inc., shall be jointly and severally liable to perform the obligations of Agent under this Agreement, and GSNW, LLC may assign its rights/obligations hereunder to such members in such proportion as may be agreed between such members and GSNW, LLC, provided that (a) no such assignment shall in any way impair the nature of such joint and several obligations; and (b) the proportionate share assigned to Bobby Wilkerson LLC shall not exceed 15%.

         IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agreement by their duly authorized representatives as of the day and year first written above.


                                         AGENT:

                                         GSNW, LLC

                                         /s/ Alan Goldstein
                                         -----------------------------
                                          By: Alan Goldstein
                                          Its: Manager



                                         MERCHANT:

                                         FRIEDMAN'S, INC., et. al.


                                         /s/ Ken Maher
                                         -----------------------------

                                         By: Ken Maher
                                         Its: Chief Financial Officer

CONSENTED AND AGREED TO:
Gordon Brothers Retail Partners, LLC


/s/ Mitchell H. Cohen
-----------------------------
By: Mitchell H. Cohen
Its: Managing Director

CONSENTED AND AGREED TO:
SB Capital Group, LLC


/s/ Thomas Mitchell
-----------------------------
By: Thomas Mitchell
Its: Senior VP Finance

CONSENTED AND AGREED TO:
The Nassi Group, LLC


/s/  Daniel M. Kane
-----------------------------
By: Daniel M. Kane
Its: Managing Member


CONSENTED AND AGREED TO:


Bobby Wilkerson, Inc.

/s/ Bobby Wilkerson
-----------------------------
By: Bobby Wilkerson
Its: President